Sheet1

CBA Money Fund
File Number: 811-3703
CIK Number: 717288
For the Period Ending: 08/31/2000

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six-month period ended August 31, 2000.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/13/2000	$10,000	Delaware Funding Corp.	6.08%	06/21/2000
05/02/2000	40,000	British Telecommunication	6.52	08/30/2000
06/05/2000	25,000	Royal Bank of Canada	5.00	06/07/2001
06/16/2000	11,440	EW Sripps Company	6.60	09/14/2000
06/27/2000	50,000	Royal Bank of Canada	6.62	07/06/2001
07/10/2000	23,000	Svenska Handelsbanken	6.98	07/12/2001
07/19/2000	25,000	Forrestal Funding	6.57	10/19/2000
07/19/2000	20,000	Forrestal Funding	6.57	10/13/2000

Last Updated on 10/25/2000
By Win95 User